Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Valley National Bancorp:

We consent to the use of our reports dated February 26, 2021, with respect to (i) the consolidated statements of financial condition of Valley National Bancorp as of December 31, 2020 and 2019 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020 and the related notes (collectively, the consolidated financial statements), and (ii) the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Valley National Bancorp incorporated by reference in this Registration Statement on Form S-8.

As discussed in Note 1 to the consolidated financial statements, Valley National Bancorp has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments—Credit Losses.

/s/ KPMG LLP

Short Hills, New Jersey
April 20, 2021